Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (the “Agreement”) is entered into by and between Albert D. Bolles, Ph.D. (“Executive”) and Landec Corporation, a Delaware corporation (the “Company”), effective as of August 10, 2022 (the “Effective Date”).
1.     Transition; Separation of Employment.
(a)     Effective as of the Effective Date, (1) Executive hereby resigns as the Chief Executive Officer and director of the Company and all other offices, directorships or equivalent positions held at the Company and its subsidiaries and (2) commences services as the Company’s President, Curation Foods. Executive shall remain employed by the Company as an employee at-will on the terms contained herein from the Effective Date until the earlier of the sale of all or substantially all of the Company’s avocado and guacamole business (as determined by the Company’s Board of Directors (the “Board”) in its good-faith discretion) and Executive’s termination of employment for any reason (such period, the “Transition Period” and such earlier date, the “Separation Date”). During the Transition Period, Executive will serve as President of Curation, will have all of the duties, responsibilities and authority commensurate with the position and will report to the Board. Effective as of the Separation Date, Executive’s employment with the Company and all of its affiliates shall terminate. Notwithstanding anything to the contrary contained herein, (i) the Company may terminate the Transition Period and Executive’s employment with the Company and its affiliates for Cause (as defined below) and (ii) Executive may terminate the Transition Period and Executive’s employment with the Company for any reason or no reason, provided that he provides no less than 30 days’ written notice.

(b)    The parties hereto acknowledge and agree that, effective as of the Effective Date, that certain Amended and Restated Employment Agreement, effective as of July 23, 2020 and amended effective as of May 19, 2022 (collectively, the “Employment Agreement”) is superseded by this Agreement. Executive acknowledges and agrees that none of (i) his change in position from the Company’s Chief Executive Officer to President of Curation, (ii) his resignation of directorships held at the Company and its affiliates, and/or (iii) entering into this Agreement (including any changes herein to Executive’s compensation), in any case, constitute or will constitute an event giving rise to “Good Reason” for purposes of the Employment Agreement or any other agreement between Executive and the Company and/or its affiliates.

2.     Compensation; Accrued Obligations.
(a)        Salary; Bonus. During the Transition Period, the Company shall pay Executive a base salary in the amount of $657,758 per annum, prorated for the duration of the Transition Period (the “Base Salary”), payable in accordance with the Company’s normal payroll practices (but no less often than monthly). Executive agrees and acknowledges that he will not be eligible to participate in the Company’s annual cash bonus plan for fiscal year 2023; however, for purposes of determining any Severance Benefits (as defined below), his Target Bonus (as defined in the Employment Agreement) will be equal to 100% of his Base Salary.
(b)        Equity Awards. During the Transition Period, the Company equity awards held by Executive as of the Effective Date (the “Company Equity Awards”) will remain outstanding and continue to vest and become exercisable (as applicable) in accordance with their terms. Effective as of the Separation Date, notwithstanding anything to the contrary contained in the award agreement evidencing the performance restricted stock unit award granted to Executive on September 30, 2020 (the “PSU Award”), the PSU Award shall be forfeited and cancelled for no consideration.
(c)        Benefits. During the Transition Period, Executive shall continue to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.
(d)        Accrued Obligations; Business Expenses. Upon the Separation Date, the Company will pay to Executive all accrued salary and all accrued, unused vacation / paid time off through

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the Separation Date; and within 30 days following the Separation Date, the Company will pay to Executive any unreimbursed business expenses incurred by Executive and submitted, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”). Following the Separation Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.
3.         Separation Benefits.
(a)            In consideration of, and subject to and conditioned upon (i) Executive’s continued employment through the Separation Date, (ii) Executive’s continued compliance with the terms and conditions of Section 6 of this Agreement and the Restrictive Covenants (as defined below) and (iii) Executive executing, on or within 21 days (or 45 days, to the extent necessary to comply with applicable law) following the Separation Date, and not revoking, the general release attached hereto as Exhibit A (the “Release”), the Company will pay or provide Executive the payments and benefits described in Section 6(a) of the Employment Agreement (collectively, the “Severance Benefits”) in accordance with the terms and conditions described therein; provided, however, that the PSU Award shall be treated in accordance with Section 2(b) herein.
(b)    Notwithstanding the generality of the foregoing, in the event that Executive’s employment is terminated by the Company for Cause or Executive terminates his employment for any or no reason, Executive shall not be eligible for or entitled to receive the Severance Benefits set forth in this Section 3. “Cause” will mean if Executive:
(i)    willfully breaches significant and material duties he is required to perform;
(ii)    commits a material act of fraud, dishonesty, misrepresentation or other act of moral turpitude;
(iii)     is convicted of a felony or another crime which is materially injurious to the reputation of the Company;
(iv)    exhibits gross negligence in the course of his employment;
(v)    is ordered removed by a regulatory or other governmental agency pursuant to applicable law; or
(vi)    willfully fails to obey a material lawful direction from the Company.

(c)    Return of Company Property. Executive acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of employment; provided, that if Executive becomes entitled to receive the Severance Benefits, Executive will be allowed to retain his Company laptop computer after the Company removes any and all confidential and proprietary information belonging to the Company. Executive further acknowledges and agrees that all confidential materials and documents, whether written or contained in computer files, electronic storage/iCloud systems or any other media, remain the property of the Company and shall be promptly returned to the Company upon termination of employment, to the extent reasonably practicable for Executive to do so.

4.            Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
5.         Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations and the payments set forth herein, Executive has (i) received all monies and other benefits

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due to Executive as a result of his employment with and separation of employment from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.
6.     Incorporation by Reference; Restrictive Covenants.
(a)        Sections 7(c), 9, 10 and 18 of the Employment Agreement are hereby incorporated by reference in their entirety and shall apply, mutatis mutandis, to the provisions set forth herein.
(b)        Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the restrictive covenants referenced to or contained in this Section 6 and Section 8 of this Agreement and in the Confidential Information and Invention Assignment Agreement executed by Executive (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms, including following the termination of this Agreement.
7.     Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
8.         Ongoing Cooperation. Subject to Section 7, Executive agrees that Executive will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive,

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pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request and shall reimburse Executive for reasonable expenses.
9.     Breach. In the event Executive breaches Section 6 (including the Restrictive Covenants), any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety.
10.     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, unless a superseding Federal law is applicable and except as otherwise provided in Section 18(b) of the Employment Agreement (which is incorporated by reference herein).
11.     Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
12.     Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
13.     Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
14.     Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
15.     Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
16.     Entire Agreement; Amendments. This Agreement (including the exhibits hereto), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement (including, as of the Effective Date, the Employment Agreement), excluding any award agreements evidencing the Company Equity Awards (as amended by this Agreement). Executive acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Executive, and Executive shall have no right, title or interest in any payments or benefits except as provided herein. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

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17.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
18.         Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.
19.        Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive: at Executive’s most recent address on the records of the Company

If to the Company:
Landec Corporation
2811 Airpark Drive
Santa Maria, CA 93455
Attention: Craig Barbarosh, Chairman of the Board of Directors

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

[Signature page follows]

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: August 10, 2022                _/s/ Albert D. Bolles_____________
                        Albert D. Bolles, Ph.D.

Dated: August 10, 2022                _/s/ Craig Barbarosh_____________
                        Landec Corporation
Name: Craig Barbarosh
Title: Chairman of the Board of Directors

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EXHIBIT A
GENERAL RELEASE

In exchange for good and valuable consideration, and intending to be legally bound by this General Release (the “Release”), I, the undersigned, agree as follows:
1.GENERAL RELEASE
I agree, on behalf of myself and my heirs, representatives, successors, and assigns, to release the Landec Corporation (the “Company”), its parents, subsidiaries, divisions, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, servants, attorneys, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, demands, causes of action, liabilities, suits, judgments, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which I ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date I sign this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon my signing of this Release, with the exception of (i) any claims which cannot legally be waived by private agreement; and (ii) any claims which may arise after the date I sign this Release. This general release includes, but is not limited to, any and all claims whether based in equity, law or otherwise, including without limitation any federal, state, or local statute, code, regulation, rule, ordinance, constitution, order, or at common law. This general release includes, but is not limited to, any and all claims, related in any way to my employment with the Company and/or its predecessors, the termination of that employment), including but not limited to, any and all tort claims, contract claims, claims or demands related to stock, stock options or any other ownership interests in the Company, fringe benefits, severance pay wages, incentive compensation, bonuses, and other remuneration. My acceptance of this Release also releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I understand that I should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 1. Notwithstanding anything herein to the contrary, nothing in this Release shall be construed in any way to release (a) the Company’s post-employment obligations under the Transition and Separation Agreement by and between me and the Company, effective as of August 10, 2022 (the “Agreement”); (b) the Company’s obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; or (c) workers’ compensation benefits, unemployment compensation benefits, or any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights I might have under federal and/or state law. This Release does not limit or restrict my right under the ADEA to challenge the validity of this release in a court of law.
(a)Waiver of California Civil Code Section 1542
I also acknowledge that I have been advised of California Civil Code Section 1542, which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
I agree that I am waiving any and all rights I may have under California Civil Code Section 1542 with respect to the general release of claims in Paragraph 1 of this Release. In connection with this waiver, I acknowledge that I may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which I may now know or believe to be true, with respect to the claims released pursuant to Paragraph 1. Nevertheless, I intend to and do by this Release, fully, finally and forever, in the manner described in Paragraph 1, all such claims as provided therein. This Release shall

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constitute the full and absolute release of all claims and rights released in this Release, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.
(b)Release of Claims Under the ADEA; Consideration & Revocation Period
(i)ADEA Claims Released. I understand that the general release set forth in Paragraph 1 above includes a release of any claims I may have, if any, against the Released Parties under the ADEA. I understand that my waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date I sign this Release and I am not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
(ii)Consideration Period. I acknowledge that I have been given a period of at least twenty-one (21) days from the date this Release was initially delivered to me to decide whether to sign this Release (the “Consideration Period”). If I decide to sign this Release before the expiration of the Consideration Period, which is solely my choice, I represent that my decision is knowing and voluntary. I agree that any revisions made to this Release after it was initially delivered to me were either not material or were requested by me, and do not re-start the Consideration Period. I have been advised to consult with an attorney of my own choosing prior to signing this Release.
(iii)Revocation Period; Effective Date. I understand that I may revoke this Release within seven (7) days after I have signed it (the “Revocation Period”). This Release shall not become effective or enforceable until the eighth (8th) day after I sign this Release without having revoked it (the “Effective Date”). In the event I choose to revoke this Release, I must notify the Company in writing in accordance with Agreement and directed to the Company’s Chief Executive Officer, in which case this Release shall have no force or effect.
2.REPRESENTATIONS & WARRANTIES
By signing below, I represent and warrant as follows:
(a)There are no pending complaints, charges or lawsuits filed by me against any of the Released Parties.
(b)I am the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 1, above, and I have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
(c)I have been properly paid for all hours worked, and I have received all compensation due through my last date of employment with the Company.
(d)The Company has reimbursed me for all Company-related expenses incurred by me in direct consequence of the discharge of my duties, or of my obedience to the directions of the Company.
(e)The Company has not denied me the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.
(f)I have not suffered or incurred any workplace injury in the course of my employment with the Company, other than any injury that was made the subject of a written injury report before I signed this Release.
(g)I confirm that the Confidential Information and Invention Assignment Agreement and Section 6 of the Agreement and the Restrictive Covenants (as defined therein) and such other Sections as are necessary to give effect to those Sections survive the termination of the Agreement, my employment, and my execution of this Release.

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3.MISCELLANEOUS
(a)Notwithstanding any other provision of this Release, nothing contained in this Release prohibits me from filing a charge with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Release does not limit my ability to communicate with any governmental agency or entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing non-privileged documents or other information, without notice to me. Pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
(b)All defined terms in this Release are as defined in the Agreement unless otherwise provided herein.
(c)I agree and acknowledge that the Agreement provides me with benefits from the Company which, in their totality, are greater than those to which I otherwise would be entitled.
(d)Nothing in the Agreement or this Release should be construed as an admission of wrongdoing or liability on the part of the Company or the other Released Parties, who expressly deny any liability whatsoever.
(e)This Release and its interpretation shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of law principles.
(f)If any provision of this Release or portion thereof is found to be invalid, void or unenforceable, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Release, and all remaining provisions, remain valid, enforceable, and in full force and effect.
(g)Each of the Released Parties is an intended third-party beneficiary of this Release having full rights to enforce this Release.
(h)A facsimile or scanned (e.g., .PDF, etc.) signature on this Release shall be deemed to be an original.
By signing this Release, I acknowledge that I do so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Release, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.
Albert D. Bolles, Ph.D.

Dated:     , 20 __

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